UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARCHER-DANIELS-MIDLAND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ADM Board of Directors Enhances R&D, Innovation Expertise with Nomination of Elanco Executive Ellen de Brabander

CHICAGO, March 14, 2023—ADM (NYSE: ADM), a global leader in human and animal nutrition, today announced that its Board of Directors has nominated Elanco executive vice president for Innovation and Regulatory Affairs, Dr. Ellen de Brabander, to stand for election to the Board at the company’s upcoming Annual Stockholders’ Meeting on May 4, 2023.

“Our Board’s leadership has been critical to our portfolio transformation, and with the addition of Ellen de Brabander we’re adding new expertise to help power our growth,” said Chairman and CEO Juan Luciano. “Ellen brings a broad scientific background and deep R&D and innovation experience in human nutrition, life sciences and animal health – which align well with many of the growth opportunities ADM is pursuing.”

In her current role at Elanco, de Brabander drives early and late-stage pipeline execution across pet health and farm animals, including nutritional health solutions. She previously served as senior vice president for R&D at PepsiCo, with company-wide responsibility for food safety, quality, regulatory, and digital transformation in R&D, and before that, for all product innovations for the nutrition category. De Brabander has also held executive leadership positions in Boehringer Ingelheim (then known as Merial), Merck Animal Health (previously Intervet), and DSM. De Brabander holds a Ph.D. in bio-organic chemistry from Leiden University in The Netherlands, having completed post-doctoral work in molecular biology at the Massachusetts Institute of Technology. She has co-authored more than 60 publications in scientific journals, holds 18 patents, and has received multiple awards for her research, including the Golden Medal from the Royal Dutch Chemical Society in 2000 for Best Chemist under 40. She was a founding board member of the European Institute of Technology and founding CEO of EIT Food, the largest public-private partnership in the food sector.

ADM also announced that Lead Director Donald Felsinger will retire from the Board, having reached the retirement age of 75.

“When Don Felsinger joined our Board of Directors in 2009, ADM was a very different company,” Luciano said. “Over the last decade and more, we’ve built a better ADM, and Don’s leadership and guidance have been integral to that process of strategic realignment and growth. Our entire company owes him thanks for his invaluable service.”

Francisco Sanchez, a member of the Board since 2014, also has determined not to stand for re-election.

“At a time of increasing global complexity, Francisco brought to our Board important experience and expertise in public policy, global trade and international investment,” Luciano said. “As we made decisions around investments in key growth regions around the world, we knew we could count on Francisco’s expertise to help guide us. We appreciate his service to ADM, and wish him all the best.”

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re a premier global human and animal nutrition company, delivering solutions today with an eye to the future. We’re blazing new trails in health and well-being as our scientists develop groundbreaking products to support healthier living. We’re a cutting-edge innovator leading the way to a new future of plant-based consumer and industrial solutions to replace petroleum-based products. We’re an unmatched agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize our industry and safeguard our planet. From the seed of the idea to the outcome of the solution, we give customers an edge in solving the nutritional and sustainability challenges of today and tomorrow. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Source: Corporate Release

Source: ADM

2